OPHTHALMIC IMAGING

December 1st, 2001

Mr. Gil Allon
4264 North River Way
Sacramento, CA 95864

Dear Gil

I am pleased to offer you the position of Chief Executive Officer of Ophthalmic Imaging Systems. This position currently reports directly to the Board of Directors of the company.

The salary for this position is $120,000 per year, paid bi-weekly, and the position is a full time, regular, exempt status position. The term of this contract shall commence on January 1, 2001 and expire on December 31, 2002. Renewals of this contract will be considered and mutually agreed upon by both parties prior to the expiration date annually. Either party at its sole discretion may terminate this contract with six months prior notice. Both parties must mutually agree upon termination of this contract without six months notice.

In addition you are entitled to a bonus plan for each year. The Bonus plan will be discussed between you and me based on the Budget objectives of the relevant year.

In addition the company will provide you with a company car for your business use. It is the company policy that company-provided vehicles are to be used exclusively for business use and it is understood that you have a personal vehicle that is used for your personal use. In addition to the car, the company will pay all licensing, maintenance, gas, and other charges necessary to operate and maintain the car in proper working order.

You will be eligible to participate in the Company's employee health and welfare insurance plan. You will also be eligible to participate in certain other Company-sponsored employee benefit plans as outlined in the Policy and Procedures Manual.

The Company has 10 paid holidays and generally provides for vacation commensurate with length of employment. You will accrue vacation at the rate of 4 weeks per year. Your holiday, accrued vacation and sick hours will be pro-rated based on the total number of hours worked during the year of your hire. The OIS Policy and Procedure Manual more fully describes this and other policies. You will receive an acknowledgment for this Manual and will be asked to sign it upon employment.

I. A.

OPHTHALMIC IMAGING

SYSTEMS

As is required by law, we must have proof of citizenship of eligibility to work in the United States from you before you are officially on board. We are pleased and excited about your joining the OIS team. If you have any questions, please feel free to contact me. A copy of this letter is provided for you records. Please sign the original and return it to me no later than December 17th, 2001. If this offer is not accepted in writing by this date, it expires and is no longer valid.

Yours truly,

Jonathan Adereth

Mr. Jonathon Adereth
Chairman of the Board,
Ophthalmic Imaging Systems

ACCEPTED THIS 17 DAY OF December 2001 My first day of employment will be January 1, 2002

Name ______ Date 12/17/01